EXECUTIVE CONSULTING AGREEMENT

Steven Doppler

THIS AGREEMENT takes effect on January 1, 2008.

B E T W E E N:

Aurelio Resource Corporation, a company continued under the laws of Nevada and having its registered office at 5554 South Prince Street, suite 200, Littleton, CO 80120.

(herein called the "Company")

OF THE FIRST PART:

Steven Doppler

(herein called the "Executive")

OF THE SECOND PART

WHEREAS:

  The Company carries on the business of the acquisition, exploration and development of mineral properties (the "Company's Business");

  The Executive has extensive experience in mineral exploration and development and in mining operations; and

  The Company is desirous of retaining the Executive which will cause the Executive to provide professional and technical consulting services as a consultant to the Company on the terms, conditions and covenants of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable considerations (the receipt and sufficiency whereof are hereby acknowledged), the Company and the Executive hereby agree as follows:

  Subject always to the general control and direction of the Board of Directors of the Company, the Company hereby retains the Executive as a consultant and the Executive hereby agrees to provide Consulting Services (as defined in paragraph 2 below) in respect of the Company's Business activities in Colorado, Arizona, Nevada and/or Mexico. Executive hereby agrees that it will provide the requested Consulting Services.

  The Executive shall use his reasonable best efforts to provide Consulting Services (as defined below) to the Company and its subsidiaries in connection with the Company's business in our claim areas and when reasonably requested by the Company, provided that the duties requested by the Company shall be commensurate with the experience and the expertise of the Executive. Without restricting the generality of the foregoing, the Executive shall provide the following services to the Company during the duration of this Agreement as and when requested by the Company (the "Consulting Services"):

  a. to act as the President and Chief Executive Officer of the Company;

  b. to provide assistance and guidance to the Company and its subsidiaries in the acquisition, development and operations of mineral properties, prospects and projects;

  c. to contact and negotiate with owners of existing properties of the Company as may be required by the Company and with owners of other suitable mineral properties for potential acquisition by the Company and its subsidiaries; and

  d. to provide other, mutually agreed services.

  The Executive shall use his best efforts in the performance of his duties as may be reasonably requested by the Company from time to time, and exercise his powers and discharge his duties honestly, in good faith and in the best interest of the Company and to exercise the degree of care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances in the promotion of the best interests of the Company.

  The Executive shall be required to devote his full time attention and ability to the business affairs of the Company and shall, subject to the provisions of paragraphs 12, 13 and 14 hereof, be entitled to engage in other business activities, provided that the Executive shall use his reasonable best efforts to devote his time to the Company to carry out his obligations hereunder.

  The Executive shall be responsible to and report to the Board of Directors of the Company.

  The Company shall provide the Executive with access to and copies of information that the Executive may reasonably require to provide the Consulting Services hereunder.

  The Company shall pay the Executive a consulting fee (the "Consulting Fee") in the amount of US$ 8500.00 per month for Consulting Services rendered to the Company as and when deemed appropriate between the Executive and the Company, and an additional $5000 per month to be paid in stock of the Company from the Company's 2006 Stock Compensation Plan.

8. Where this Agreement is terminated by the Company prior to its expiration date (unless said termination is due to cause as defined herein), the Company shall forthwith pay to the Executive as liquidated damages an amount equal to the balance of the Consulting Fees due for the term of this Agreement, multiplied by a factor of 2.5. In such event, Company shall further issue to Consultant Company a number of shares from the Company's 2006 Incentive Compensation Plan ("Stock Compensation Plan") equal to 25% of the unallocated portion under such Plan, plus an additional 500,000 restricted common shares of the Company. For purposes hereof, a "Change of Control" of the Company prior to the expiration date of this Agreement shall be deemed, at the discretion of the Consultant, early termination of this Agreement without cause, and for purposes hereof, a "Change of Control" shall be defined as the acquisition by any Shareholder of a 50% or more beneficial ownership of the issued and outstanding Shares of the Company. "Beneficial ownership" with respect to any share means any person or entity which directly or indirectly, through any contract, arrangement, voting trust, understanding, relationship or otherwise, has or shares (a) voting power which includes the power to vote, or to direct the voting of, such Share; and/or (b) investment power which includes the power to dispose, or to direct the disposition of, such Share. A person or entity shall also be deemed to be the beneficial owner of a Share for purpose of this Agreement, if the person or entity has the right to acquire beneficial ownership of such Share. When two or more persons or entities act as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding, transferring or voting such Share, such syndicate or groups shall be deed a "person" purposes of this Agreement.

9. The Company shall pay the Executive, as the case may be, for legitimate and, as practical, provable expenses the Executive incurs with respect to the Company's business (collectively the "Ordinary Expenses") provided that any single expense exceeding US $2,000 (an "Extraordinary Expense") must be pre-approved by the CEO or the Board prior to incurring such expense for Company business.

10. The Executive shall invoice the Company monthly in an amount equal to the Consulting Fee and the Ordinary Expenses and Extraordinary Expenses, if any and as the case may be, owing to the Executive. The invoices shall be accompanied by a daily record of principal services and activities described in reasonable detail along with receipts for all expenses. Each invoice shall be due and payable by the Company within 30 days after the invoice is received by the Company, subject to review and approval by the Company.

11. As further consideration for the Consulting Services, the Executive has been granted various options (the "Options") to purchase common shares of the Company at various exercise prices, subject to regulatory approvals and on the terms of a stock option agreement and the Company's Stock Option Plan. Additional stock options may be granted on a yearly basis.

12. The Executive acknowledges that the Company's business is extremely competitive and that disclosure of any information about the business, properties, prospects or financial affairs of the Company would place the Company at a competitive disadvantage. The Executive shall use reasonable effort to preserve and protect the confidential nature of any information concerning the business, properties, prospects or financial affairs of the Company or any of its dealings, transactions or affairs which may be disclosed to the Executive by the employees, officers or agents of the Company during the duration of this Agreement or information obtained from or in connection with services provided to the Company by the Executive hereunder. Without restricting the generality of the foregoing, the Executive shall not:

a. disclose any of the aforesaid information to third parties during the duration of this Agreement and for a period of two (2) years after the termination of this Agreement without the prior written consent of the Company, provided that such consent shall not be required where the information is disclosed:

      to the employees of the Executive and the Consultant Company to enable such persons to assist the Executive in providing the Consulting Services to the Company;

      to the employees, officers or agents of the Company or such other persons as the directors of the Company may designate; or

      pursuant to any law, statute, regulation, ordinance or administrative, regulatory or judicial order; or

    use any of the aforesaid information for his own purpose or benefit or to the detriment or intended or probable detriment of the Company.

    The foregoing covenants of the Executive shall not apply to any information which:

    through no act or omission of the Executive becomes generally known or part of the public domain;

    is furnished to others by the Company without restriction on disclosure; or

    is lawfully furnished to the Executive by a third party without breach of any existing or future restriction on disclosure owed to the Company.

    13. In consideration of the covenants of the Company herein contained, the Executive hereby covenant and agree with the Company that:

    a. the Executive shall not, during the duration of this Agreement introduce to any other party any interest in another mineral property (the "Property Interest") that the Executive have introduced to the Company until the Company has advised the Executive in writing that it is no longer interested in such Property Interest, provided that the Company must advise the Executive whether or not it is interested in such Property Interest within [60] days following the date that the Executive introduces such Property Interest to the Company or the Company will be deemed not to be interested in such Property Interest;

    b. the Executive shall not, and for a period of two (2) years after the termination of this Agreement, for any reason, directly or indirectly, as a shareholder, employer or partner or through the medium of any firm, corporation or other entity or in any capacity whatsoever either alone or in conjunction with any individual, firm, corporation, association or other entity:

      solicit or attempt to solicit any employee of the Company away from the Company; or

      acquire or attempt to acquire any interest in any mineral property within 5 kilometres of any existing properties of the Company or any of its subsidiaries or properties that the Company or any of its subsidiaries currently hold an interest or in respect of which the Company or its subsidiaries are currently in the process of negotiating an interest.

c. if any provision of this paragraph 13 is determined to be void or unenforceable in whole or in part, it shall be deemed not to affect or impair the validity of any other covenant or provision and the foregoing subparagraphs are declared to be separate and distinct covenants, the Executive hereby acknowledge and agree that the restrictions contained herein are reasonable, valid and commensurate with the protection of the legitimate interests of the Company and hereby waiving all defence to the strict enforcement of the provisions of this paragraph 13 by the Company and agreeing that the provisions of this paragraph 13 shall subsist even if this Agreement or any part hereof or the engagement of the Executive by the Company shall be terminated for any reason whatsoever and is severable for such purpose; and

d. notwithstanding anything herein contained, should any part of the provisions of this paragraph 13 be held to be void or unenforceable by a court of competent jurisdiction, such part may be severed and replaced by the widest term that would not be held to be void or unenforceable.

14. Nothing contained in this Agreement shall be construed to prevent the Executive from:

a. acting as a member of the board of directors of any other corporation and from receiving compensation therefrom;

b. making investments in any business, whether as a shareholder or otherwise; or

c. engaging in other business activities;

provided only that such service as a director, investments, and other business activities do not unreasonably interfere with the Executive's performance of the Consulting Services hereunder.

15. This Agreement shall be deemed to commence on January 1, 2008 (the "Start Date) shall continue (subject to the powers of termination hereinafter contained) until the end of the day on that day that is three years after the Start Date (the "Termination Date") and thereafter, this Agreement may be renewed on an [annual] basis by mutual agreement of the parties. For purposes of greater clarity, subject to mutual written agreement to the contrary, this Agreement will automatically terminate on the Termination Date.

16. The Company may immediately terminate this Agreement without notice to the Executive where either the Executive or the Consultant Company is in material default of this Agreement. If this Agreement is terminated under this paragraph 16, the Executive shall be entitled to receive from the Company and the Company shall pay to the Executive the accrued and unpaid Consulting Fees owing to the Executive, and shall pay all reimbursable Ordinary Expenses and Extraordinary Expenses owing to the Executive up to the date of termination.

17. The Company may terminate this Agreement for cause upon 5 days written notice of termination to the Executive in accordance with paragraph 28 herein, provided that the effect of such termination shall be without prejudice to any obligation owing by one party to the other in accordance with this Agreement which shall have accrued and be owing prior thereto. For greater clarity, paragraphs 13 and 14 shall survive any termination of this Agreement. For the purposes of this paragraph, "cause" shall mean any of the following: (i) Executive's conviction of any felony crime or any crime or offense involving moral turpitude; (ii) Executive's conviction of any crime involving fraud or embezzlement; (iii) Executive's making of a willful misrepresentation or omission, any of which might reasonably be expected to materially adversely affect the business, operations, conditions, or prospects of the Company; or (iv) Executive's material violation of any non-competition, intellectual property or confidentiality agreement with the Company; or of any applicable code of conduct, including without limitation any covenants set forth in this Agreement.

18. Upon termination the Executive shall forthwith deliver to the Company all papers, reports, drawings, technical data and other material in which the Company has exclusive rights by virtue hereof or concerning any business done by the Executive on behalf of the Company.

19. This Agreement is not assignable by the Executive without the Company first consenting in writing to such assignment, but, the Company may, without the consent of the Executive, assign this agreement to any corporation which acquires substantially all of the undertaking, property and assets of the Company, whether by way of reconstruction, reorganization, consolidation, amalgamation, merger, transfer, sale or otherwise, provided that the Company shall give notice thereof to the Executive in accordance with paragraph 28 herein and the successor corporation shall assume the obligations of the Company contained herein. Notwithstanding any such assignment by the Company, the Company shall continue to be liable as a principal obligor to the Executive and the Executive may at their election enforce their rights hereunder, and any remedies sought or taken in respect thereof, directly against the Company without first exhausting his remedies against any such assignee.

20. In the event of a breach or a threatened breach of, or a default or a threatened default under, any of the terms of this Agreement by either party, the parties acknowledge and agree that such breach, threatened breach, default or threatened default, as the case may be, shall cause irreparable harm to the injured party and the injured party shall be entitled to an injunction restraining such breach, threatened breach, default or threatened default, as the case may be, without showing or proving any actual damage. The right to an injunction shall be cumulative and in addition to whatever other remedies the injured party may have under this Agreement, at law or in equity.

21. No delay or failure on the part of any party hereto in exercising any rights under this Agreement, and no partial or single exercise of such rights shall constitute a waiver of such rights or of any other rights under this Agreement.

22. Neither party shall be considered in default in the performance of its obligations under this Agreement to the extent that the performance of such obligations is delayed, hindered or prevented by causes beyond the reasonable control of the party, including but not limited to Acts of God, natural calamities, declared or undeclared blockades, hostilities, legal or illegal acts, omissions or decrees of government, epidemics, delays or interruptions in transportation, disruption of communications, strikes, riots, lock outs, or rebellions. A party claiming force majeure shall promptly notify the other party of the nature and extent of any force majeure claimed, and of the steps, if any, such party is taking to overcome any consequent delay.

23. All questions concerning the construction, enforcement, validity and operation of this Agreement shall be governed by the laws in force from time to time in the State of Colorado. The courts of the State of Colorado shall have jurisdiction (but not exclusive jurisdiction) to hear and determine all questions relating to this Agreement and the parties hereto attorn to the jurisdiction of the said courts.

24. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

25. This Agreement contains the entire agreement between the parties hereto and supersedes all previous agreements, correspondence, negotiation, understandings, representations, and warranties and agreements in respect of the subject matter hereof.

26. No modification of this Agreement shall be binding upon the parties unless the same is made in writing and signed by both parties.

27. Time shall be of the essence of this Agreement.

28. Any notice required to be given pursuant to this Agreement may be given by first class registered postage fully prepaid, telecopy or personal delivery to the party to receive same at the address of such party hereinbefore set out or such other address as that party may designate by notice under this Agreement. Any notice sent by telecopy or delivered personally shall be deemed to be received by and given to the addressee on the day of delivery. Any notice mailed as aforesaid shall be deemed to have been received by and given to the addressee on the seventh Business Day following the date of mailing except in the event of a disruption of postal service, in which event notice shall only be delivered personally. "Business Day" means any day except a Saturday, Sunday or any day on which banking institutions are authorized or required by law to close for business in the State of Colorado of the USA.

29. This Agreement and any amendments thereto may be executed in several counterparts, each of which so executed shall be deemed to be an original (and each signed copy sent by electronic facsimile transmission shall be deemed to be an original), and such counterparts together shall constitute but one and the same instrument.

30. The Executive acknowledges that:

a. he has read and understood this agreement; and

b. has obtained or had the opportunity to obtain independent legal advice in connection with this agreement and the provisions hereof.

31. This Agreement is subject to any required regulatory approval.

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IN WITNESS WHEREOF the parties hereto have executed this agreement as of the 1st day of January, 2008.

AURELIO RESOURCE CORP.

Per: /s/ David S. Johnson
Authorized Signatory

Stephen B. Doppler

Per: /s/ Stephen B. Doppler